Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of TenX Keane Acquisition on Amendment No. 4 to Form S-4 (File No. 333-275506) of our report dated April 16, 2024, which includes an explanatory paragraph as to TenX Keane Acquisition’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of TenX Keane Acquisition as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

July 10, 2024